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                                                                    Exhibit 99.1

                             BayCorp Holdings, Ltd.
                       20 International Drive, Suite 301 *
                   Portsmouth, New Hampshire 03801-6809 Phone
                       (603) 431-6600 * Fax (603) 431-8877




  BAYCORP HOLDINGS, LTD. COMPLETES ACQUISITION OF ADDITIONAL SEABROOK INTEREST
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CONTACT:
Frank W. Getman Jr.
President and CEO
(603) 431-6600


         PORTSMOUTH, New Hampshire, November 29, 1999 -- BayCorp Holdings, Ltd. ("BayCorp") (AMEX: MWH) announced today that it recently completed its acquisition of an additional 2.9% interest in the Seabrook Nuclear Power Project in Seabrook, New Hampshire. This additional 2.9% interest represents approximately 34 megawatts of the plant's power output.

         BayCorp's wholly owned subsidiary, Little Bay Power Corporation, purchased this additional 2.9% interest from Montaup Electric Company, a subsidiary of Eastern Utilities Associates, for a purchase price of $3.2 million, plus approximately $1.7 million for certain prepaid items, primarily nuclear fuel and capital expenditures. In addition, Montaup prefunded the decommissioning liability associated with Little Bay's 2.9% share of Seabrook by transferring approximately $12.4 million into Little Bay's decommissioning account, an irrevocable trust earmarked for Little Bay's share of Seabrook Plant decommissioning expenses.

         Through its Little Bay and Great Bay Power Corporation subsidiaries, BayCorp now owns 15% of the Seabrook facility, entitling BayCorp to approximately 174 megawatts of the plant's power output.

         "We are very excited about completing our acquisition of Montaup's interest in Seabrook," said BayCorp's president and CEO, Frank Getman. "We are delighted that the plant has operated at full capacity for the past six months and continues to run well," Getman added.

         BayCorp is an unregulated holding company incorporated in Delaware with headquarters in Portsmouth, New Hampshire. BayCorp currently operates three wholly owned subsidiaries, Great Bay Power Corporation, Little Bay Power Corporation and Houston Street Exchange, Inc.

         Great Bay Power Corporation is an electric generating company whose principal asset is a 12.1% joint ownership in the Seabrook Nuclear Power Plant.

         LittleBay Power Corporation is an electric generating company whose principal asset is a 2.9% joint ownership in the Seabrook Nuclear Power Plant, purchased in this transaction from Montaup Electric Company. Little Bay and Montaup obtained the final regulatory approval required in connection with this

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acquisition on November 4, 1999. On November 19, 1999, the companies closed the transaction in accordance with their June 1998 agreement.

         Houston Street Exchange, Inc. operates the first Web portal for trading wholesale electric power, HoustonStreet.com, which allows power marketers to trade power over the Internet.

                  The statement in this press release regarding Seabrook continuing to run well is a forward-looking statement. There are a number of important factors that could cause this forward-looking statement to be materially inaccurate in the future. These factors include, without limitation, that (i) Seabrook may not continue to operate at current levels, (ii) Seabrook may experience unexpected outages, of which neither the cost nor duration can be predicted with certainty, (iii) terms under which utilities purchase electricity from wholesale electricity suppliers may change in the future, (iv) changes to the extensive government regulation affecting nuclear power plants may occur,
(v) if a nuclear accident occurred, the consequences can be severe and (vi) competition in the wholesale electricity market, particularly in the northeastern United States, is intense. Additional risks are described in BayCorp's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 31, 1999.